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                                  EXHIBIT 8

        OPINION OF BARLEY, SNYDER, SENFT & COHEN, LLP RE: TAX MATTERS
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                                                                December 5, 1996





The Woodstown National Bank                      Fulton Financial Corporation
  & Trust Company                                      One Penn Square
One South Main Street                                 Lancaster, PA 17602
Woodstown, NJ 08098

        Re: Fulton Financial Corporation/The Woodstown National Bank & Trust
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Company
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Gentlemen:

        We have acted as counsel to Fulton Financial Corporation ("FFC") connection with the Merger Agreement dated September 30, 1996, as amended (the "Merger Agreement"), entered into between FFC and The Woodstown National Bank & Trust Company ("WNB").

        The following transactions will occur pursuant to the Merger Agreement:

        i. FFC will organize a national banking association ("WNB Interim Bank") as a wholly-owned subsidiary of FFC and cause WNB Interim Bank to become a party to the Merger Agreement;

        ii.     WNB will be merged with and into WNB Interim Bank (the
                "Merger");

        iii. WNB Interim Bank will survive the Merger and will operate as a wholly-owned subsidiary of FFC under the name "The Woodstown National Bank & Trust Company"; and

        iv. each issued and outstanding share of the common stock of, par value $.22 per share (the WNB Common Stock"), will be converted into 1.6 shares of the common stock of FFC, par value $2.50 per share (the "FFC Common Stock").

        You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Merger Agreement, and this opinion is rendered pursuant to the provisions of Section 7.1(d) of Article VII of the Merger Agreement.

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     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association's Section of Business Law (1991), as supplemented or modified by the Pennsylvania Third-Party Legal Opinion Supplement (the "Pennsylvania Supplement") of the Pennsylvania Bar Association's Section of Corporation, Banking and Business Law
(1992). As a consequence, this Opinion Letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Pennsylvania Supplement, and this Opinion Letter shall be read in conjunction therewith. The Law covered by the opinions expressed herein is limited to the federal law of the United States of America.

     Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined and set forth in the Merger Agreement, the Accord or the Pennsylvania Supplement. Our opinions herein are subject to the following conditions and assumptions, in addition to those set forth in the Accord and the Pennsylvania Supplement:

     (A) All of the shares of WNB Common Stock that are issued and outstanding at the time of the Merger will be duly authorized, validly issued, fully paid and nonassessable.

     (B) All conditions precedent to the obligations of FFC, Interim Bank and WNB as set forth in the Merger Agreement will have been satisfied at the time of the Merger.

     (C) All covenants required to be performed by FFC, Interim Bank and WNB on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date.

     (D) The transaction contemplated by the Merger Agreement, including without limitation the Merger and the issuance of shares of FFC Common Stock to the stockholders of WNB, will be accomplished in strict accordance with the terms of the Merger Agreement and The National Bank Act, as amended.

     (E) The fair market value of the FFC Common Stock and other consideration received by each WNB shareholder will be approximately equal to the fair market value of the WNB Common Stock surrendered in the exchange.

     (F) Upon consummation of the Merger, the former stockholder of WNB will own, in the aggregate, FFC Common Stock equal in value to at least 50 percent of the value of all of the formerly outstanding WNB Common Stock as of the date of the Merger.

     (G)  There is no plan or intention on the part of the stockholders of WNB to sell or otherwise dispose of the FFC Common Stock to be received pursuant to the Merger Agreement that would reduce the ownership of
          FFC Common Stock by former stockholders of WNB to a number of shares of FFC Common Stock having, in the aggregate, a value of less then 50 percent of the value of all of WNB Common Stock outstanding immediately prior to the Merger. For purposes of this assumption, shares of WNB Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of FFC Common Stock will be treated as outstanding WNB Common Stock on the date of the transaction. Moreover, shares of FFC Common Stock and shares of stock held by WNB shareholders and otherwise sold, redeemed, or
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        disposed of prior or subsequent to the transaction will be considered in making this assumption.

   (H) New Co will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Woodstown immediately prior to the Merger. For this purpose, amounts paid by Woodstown to dissenters, amounts paid by Woodstown to shareholders who receive cash or other property, assets of Woodstown used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Woodstown immediately preceding the Merger will be considered as assets of Woodstown held immediately prior to Merger.

   (I) There is no plan or intention on the part of FFC to reacquire any of the shares of FFC Common Stock issued pursuant to the provisions of the Merger Agreement.

   (J) There is no plan or intention on the part of FFC or Interim Bank to sell or otherwise dispose of any of the assets of WNB acquired in the Merger, except for the dispositions made in the ordinary course of business.

   (K) The liabilities of WNB assumed by Interim Bank and the liabilities to which the assets of WNB are subject were incurred by WNB in the ordinary course of WNB's business.

   (L) The historic business of WNB following the Merger will be continued by Interim Bank.

   (M) FFC, Interim Bank, WNB and stockholders of WNB will pay their respective expenses, if any, incurred in connection with the transactions.

   (N) There is no intercorporate indebtedness existing between FFC and WNB or Interim Bank and WNB that was issued or acquired or that will be settled at a discount; and

 (O) The fair market value of the assets of WNB transferred to Interim Bank will equal or exceed the sum of the liabilities assumed by Interim Bank and FFC and plus the amount of liabilities, if any, to which the transferred assets are subject.

Based upon and subject to the foregoing, we are of the opinion that:

     (1) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue code of 1986 as amended (the "Code");

     (2) No gain or loss will be recognized by WNB, FFC or Interim Bank by reason of the Merger;

     (3) The bases of the assets of WNB in the hands of Interim Bank will be the same as the bases of such assets in the hands of WNB immediately prior to the Merger;

     (4) The holding period of the assets of WNB in the hands of Interim Bank will include the period during which such assets were held by WNB prior the Merger;


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(5)   No gain or loss will be recognized by the WNB shareholders on the exchange of shares of WNB Common Stock solely for shares of FFC Common Stock (including fractional shares); income, gain or loss will be recognized, however, to each such shareholder upon the receipt of cash by such shareholders on the exchange. The receipt of cash by WNB shareholders will have the effect of treating the shareholder as having received solely shares of FFC Common Stock in the reorganization exchange and then having received a cash payment from FFC in a hypothetical redemption of that number of shares of FFC Common Stock equal in value to such cash payment. The WNB shareholder who receives cash will therefore recognize capital gain or loss on the constructive redemption of such shares in an amount equal to the difference between the cash received and the adjusted basis in such shares;

(6) The basis in the shares of FFC Common Stock to be received by WNB shareholders will be the same as the basis in the shares of WNB's Common Stock surrendered in the reorganization exchange, decreased by the amount of cash received and increased by the amount of any gain (and by the amount of any dividend income) recognized on the exchange; and

(7) The holding period of the shares of FFC Common Stock to be received by the shareholders of WNB will include the period during which they held the shares of WNB Common Stock surrendered, provided the shares of WNB Common Stock are held as a capital asset on the date of the exchange.

                                        Very truly yours,

                                        BARLEY, SNYDER, SENFT & COHEN, LLP



                                        By:
                                           -------------------------------
                                           Paul G. Mattaini